                                                                   Exhibit 10.70

CONTRACT  No.:  GCI-003-99

SELLER:      ARGOSY ENERGY INTERNATIONAL AND
OBJECT:      SANTANA CRUDE  SALE/PURCHASE
PERIOD:      FEBRUARY 1, 1999 TO DECEMBER 31, 1999
AMOUNT:      UNDETERMINED QUANTITY


The contracting parties, on one hand, the EMPRESA COLOMBIANA DE PETROLEOS "ECOPETROL", which hereinafter will be called "ECOPETROL", an Industrial and Commercial State owned Company, authorized by Law 165 of 1948 and regulated by its approved statutes by Decree 1209 of 1994, with main headquarters located in the City of Santafe de Bogota, D.C., represented by LUIS AUGUSTO YEPES G., of legal age, identified by Colombian Identity Card No. 19.125.070 issued in Bogota, residing in Bogota, who declares: a. That he acts in his capacity of Vice President and in exercise of legal and internal norms of Ecopetrol.-b. As party of the second part, ARGOSY ENERGY INTERNATIONAL, an existent and organized company in accordance with the laws of the State of Utah, of The United States of America, domiciled in Salt Lake City, State of Utah, with a subidiary established in Colombia, duly constituted by Public Deed number 5323 conceded in the Seventh Notary of Bogota on October 25, 1983, and registered in the Chamber of Commerce of Bogota, under registry No. 200848, on November 23, 1983, represented by SANTIAGO GONZALEZ ANGULO, of legal age, identified by Colombian Identity Card No. 5.584.373, issued in Barrancabermeja, company which henceforth will be designated as THE SELLER, who enter into this purchase and sale contract of Santana Crude, contained in the following clauses: CLAUSE ONE:
- OBJECT AND QUANTITIES. THE SELLER is obliged to sell and to deliver to ECOPETROL, under the conditions here set forth, the crude oil produced under the contract of "Santana" Risk Participation, that corresponds to THE SELLER, in the quantity and quality that is stipulated and in agreement with that provided in Clause Two of this document and that in consequence, ECOPETROL is obliged to receive and pay. PARAGRAPH 1: The "Santana"Risk Participation contract was entered into on May 27, 1987, with effective date that of July 27, 1987, between ECOPETROL AND ARGOSY ENERGY INTERNATIONAL AND NEO ENERGY, INC, which was modified by means of Public Deed No. 00064 dated January 19, 1999, conceded by Notary 50 in Bogota. PARAGRAPH 2: All purchases will be made by ECOPETROL in accordance with the preliminary crude purchasing program agreed upon by the parties for six (6) month periods, that ECOPETROL could modify, giving previous notice to THE SELLER with at least 30 days anticipation. CLAUSE TWO:

QUALITY. The quality of the crude, subject matter of this contract, will have the following specifications: a) the gravity of the crude oil will be that with which said crude oil is obtained, through the operations that are carried out for its production. b) The content of water and sediment in the crude oil, cannot be greater than 0.5% in volume and its determination will be made respectively by means of the ASTM-D4377 methods, "water in crude oil by distillation" (Karl Fisher), last revision, ASTM-D473, "sediments in crude and fuel oil by extraction", last revision. The parties agree that the Karl Fisher method will be implemented within a 90 day period as of the subscription of this contract. Meanwhile, the parties will continue using method ASTM D-95. c)The content of sulphur in the crude oil with which said crude oil is obtained, through the operations carried out for its production; its determination will be made by the ASTM - D2622 method, last revision, "sulphur analysis by X-ray". d) The salt content cannot be greater than 20 pounds for each 1,000 barrels of crude oil and its determination will be made by the ASTM - D3230 method, " crude salts (electrometric method), last revision. When any of the previously mentioned parameters are not fulfilled or the previously mentioned specifications are not within the permitted margin, ECOPETROL reserves the right to reject the crude oil. But should ECOPETROL choose to accept with salinity over the specifications, the price of the crude oil will be penalized in accordance with the following chart:

Salinity Content           Penalty in U.S.   Charged to
Pounds per 1,000            Dollars/Barrel
Barrels                      (US$/Barrel)

20.01        30.0            0.160           THE SELLER

30.1         40.0            0.180           THE SELLER

40.1         60.0            0.200           THE SELLER

60.1         80.0            0.220           THE SELLER

80.1        100.0            0.240           THE SELLER

It is understood that THE SELLER will make every effort possible to deliver the contracted crude oil, with a salt content of less than twenty (20) pounds for each one thousand (1,000) barrels of crude oil. e) Whatever variation referring to the quality specifications mentioned previously, that be accepted by both parties, will be consigned in a document subscribed between ECOPETROL Representatives and THE SELLER. CLAUSE THREE: PLACE OF DELIVERY AND OWNERSHIP. The crude oil, subject of this contract, will be turned over by THE SELLER to ECOPETROL in the Santana terminal where the crude will be later measured and analyzed. Then, from the referred point, it will be transported by ECOPETROL to the terminal in Tumaco. The property and risk title will pass from THE SELLER to ECOPETROL at the moment in which the crude oil passes the exit check point of the measuring system located in the Santana Terminal. PARAGRAPH 1: If the Santana Association constructs the Santana-Orito pipeline, the measurement and transfer of the ownership of the crude oil will be made effective in Orito. Also, as of that date, the sales-purchase value of the crude will be modified, as now the tariff for transport from Santana-Orito will not be taken into account, in accordance with Resolution 6031 of February 8, 1994, from the Ministry of Mines and Energy. PARAGRAPH 2: The capacity for receipt of Santana crude will be limited to the capacity of the pipeline, Santana-Orito that exists at that moment. CLAUSE FOUR: DURATION. This agreement will have an initial duration of eleven (11) months counted from the first of February of 1999 until December 31, 1999, and could be extended for additional periods of one (1) year by written agreement between the parties, before the expiration of this contract. CLAUSE FIVE: TRANSPORTATION. For invoicing purposes, the tariff approved by the Ministry of Mines and Energy will be applied based on the total number of barrels transported. It is understood that the Pipeline Transportation Regulation will be incorporated to this contract once the parties approve it and once it has been submitted to the required official approvals. CLAUSE SIX. PRICE. The price that ECOPETROL will pay THE SELLER for the crude is defined in the following manner: Price = Base price plus or minus quality adjustment less transport less handling and marketing. PARAGRAPH 1: The basic price will be the average weighted of the export shipments invoiced by Ecopetrol during that month. PARAGRAPH 2: The quality adjustment that will be applied in this contract, will be for API Gravity and Sulphur content that will be calculated monthly in accordance with the procedure described in Annex 1. PARAGRAPH 3: The transportation cost, Santana-Tumaco, as well as the respective transport tax will be adjusted to that designated by the statutory clauses in force and remain subject to whatever modification introduced by said provisions during the duration of the contract. In accordance with that established in Resolution number 6031 of May 8, 1998, from the Ministry of Mines and Energy, the Santana-Tumaco transport tariff to January 31, 1999, amounts to 1.6809 US$/BL. The amount of the transport tax corresponds to 2% (two percent) of the rate in accordance with that established in Article 17 of Decree 2140 of 1955, adopted as the permanent norm by Law 10 of 1961.  Said tax will be paid according to the
Law 141 of 1994, which until January 31, 1999, is of 0.0336 US$/Bl. These rates will be readjusted annually according to that established in the previously mentioned Resolution No. 6031. PARAGRAPH 4: The handling and marketing cost will be of 0.165 US$/BL. PARAGRAPH 5: If during one month or consecutive months, there is no exportation of crude, the price would be that of the preceding month (M-1). This will be adjusted in the following month (M + 1) according to the new price calculated for the exports of said month M + 1. The volume of Santana crude received in the corresponding month will be taken and the adjustment for quality will be calculated with the average of price quotations corresponding to the three months preceding the adjusted month (Month
M). PARAGRAPH 6.   In the event that there are cabotages from the crude Tumaco blend (South Blend), to the Cartagena refinery, the conditions for sale and pricing that Ecopetrol will recognize to the Seller, will be the same obtained by the International Trade Management for the crude blend (FOB Tumaco) received by the Cartagena refinery plus or minus the quality adjustment, less the cost for Santana-Tumaco transport and the respective tax, less marketing (USD 0.165 per barrel). In the event that the Cartagena Refinery purchases the South Blend, without this resulting from a bidding process, the parties will agree on a method to calculate this crude's price. PARAGRAPH 7. Not withstanding that expressed in Paragraph 2, regarding the quality adjustment procedure, the parties can agree to a revision of the crude supply and of the current method used, and they could resort to a mutual agreement on the crude which should be eliminated or added to the current supply. If an agreement is reached, it will be applied to the entire contract. Additionally, the parties could also hire an external consultant who could determine whether to continue with the current method, or whether a new method should be implemented. In the event that the parties do not reach an agreement, the current method will prevail. CLAUSE SEVEN. BILLING AND FORM OF PAYMENT. THE SELLER will bill ECOPETROL in its Bogota offices, within the ten (10) first days of each month, for the crude oil of its ownership, delivered to ECOPETROL during the preceding month, after having deducted the volume corresponding to royalties, contributions and shares. Within seven (7) days of the before-mentioned deadline, ECOPETROL will supply THE SELLER with the information that he requires to draw up the corresponding invoice. The payment will be made on a monthly basis at thirty (30) days from the date of receipt of the invoice by ECOPETROL, prior to that withheld according to law, if there were occasion for it. Twenty-five percent ( 25% ) of the amount will be paid in Colombian Pesos and seventy-five percent (75%) in United States Dollars. The invoicing will be made on the basis of net volume, free of water and sediment, adjusted to 60 degrees F. For the portion in Colombian Pesos, the representative exchange rate for the market will be used according to the Banking Superintendency, calculated as an arithmetical average, corresponding to crude deliveries. PARAGRAPH 1: In the event of delay in payment of that stipulated in the contract, for the payment in Dollars over invoices not objected to opportunely by ECOPETROL, ECOPETROL will acknowledge to the SELLER as interest paid in Dollars, the equivalent rate to the Prime Rate indicated by the Chase Manhattan Bank of New York, during the days corresponding to the effectual delay elapsed, plus 2.0%.: In the event of delay in payment of that stipulated in the contract, liquidated in Pesos, over the respective quantity in delay in Pesos, Ecopetrol will acknowledge the maximum monthly interest in accordance to the certificate issued by the Banking Superindentency. The invoices for interest charge in Pesos or in Dollars, will be cancelled within ten (10) days following the receipt of the invoice by ECOPETROl. PARAGRAPH 2: If ECOPETROL does not have in its possession and at its disposal, Dollars from the United States of America, or could not obtain from the Colombian Government or from its authorized agencies, Dollars to cover the purchases corresponding to the contracted crude oil, Ecopetrol will quickly notify THE SELLER in writing without detriment to the conditions stipulated in the preceding Paragraph 1, and the parties will prepare for a maximum period of thirty (30) calendar days, counting from the notification from ECOPETROL, as by mutual agreement, arrive at an adequate solution. PARAGRAPH 3: ECOPETROL will dispose of fifteen (15) working days to revise, correct or object to the invoices presented by THE SELLER. Whatever invoice that has not been objected to within this period, will be considered as final and correct. Whatever adjustment or correction that must be made in the invoice, will occasion that the valid date of its presentation be considered from the date in which said adjustment had been effectively made before ECOPETROL. ECOPETROL will inform THE SELLER within the permitted term over whatever invoice that is objected to so that it can be adjusted and corrected, specifying clearly the items that must be adjusted or corrected and the corresponding reason. CLAUSE EIGHT: INSPECTION AND MEASUREMENT. For the purposes of Clause Two, the determination of quality will be made according to the operative procedures that are established by mutual agreement between the parties in accordance with the written record of proceedings. The cost of these procedures will be shared by the parties in proportion to the crude ownership by ECOPETROL and THE SELLER. In Addition to these operative procedures, whichever of the parties could designate when they wish, an independent inspector to certify quality and quantity, carry out examinations on the tanks or the calibration of the volume measuring instruments. In the latter case, the cost will be covered by the party requesting the measurement. CLAUSE NINE: TERMINATION. The Seller or ECOPETROL can terminate the sale/purchase contract by written notice with an advance notice of sixty (60) days. If THE SELLER decides to export his Santana crude directly, he will advice ECOPETROL in writing with an advance notice of sixty
(60) days, a term within which Ecopetrol and the Seller can revoke this contract. CLAUSE TEN: DESTINATION. ECOPETROL can give its acquired crude oil, the destination that is considered appropriate for its interests, provided that said destination be permitted by legal applicable arrangements that are in force at that time. CLAUSE ELEVEN: TRANSFERS. Neither of the parties could cede, sell or transfer the totality or any part of their rights and obligations here contracted to a third party, without previous and written consent from the other party. CLAUSE TWELVE: FORCE MAJEURE. Neither ECOPETROL nor THE SELLER will be responsible for lack of compliance of all or any of their obligations according to this agreement, if said failure is caused by events constituted as "force majeure"or act of nature duly proven. Force Majeure is an unforseen event which cannot be controlled, which cannot be blamed on the obliged party and that places said party in a position where it cannot fulfil its obligations, such as: natural phenomena (earthquakes, floods, landslides) or public order events (strikes, Terrorism, mutiny, sabotage, pipeline ruptures). The "force majeure" will not liberate ECOPETROL from its payment obligation to THE SELLER for those invoices for the sale of crude oil that has been delivered by THE SELLER, in conformity with the stipulated terms in Clause Eight of this contract. CLAUSE
THIRTEEN: APPLICATION OF COLOMBIAN LAWS. For all the purposes of this contract, the parties confirm their domicile in the City of Santafe de Bogota, D.C., Republic of Colombia. This contract is in force in all of its parts by Colombian law and the parties submit to the jurisdiction of Colombian courts and renounce the intention of diplomatic claims in all that touches upon their rights and obligations proceeding from this contract, except in the case of denial of justice. For all effects of this contract, it is understood that the dispositions incorporated in it from Article 25 of Law 40 of 1993, and that of the Second Chapter of the Title Three of Law 104 of 1993, or from whatever other norm that modifies or adds to them. CLAUSE FOURTEEN: NOTIFICATIONS. All notifications made in accordance with this contract, should make reference to this Clause and to the pertinent Clause. Said notifications should be sent by certified mail, fax, or be delivered at the addresses that follow, are indicated and will be considered as received in the respective address, on the date that appears in the receipt of the letter or on the date in which the fax is sent.

EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, Calle 37 No. 7-43, Fax No. 3382585, Attn.. International Trade and Gas Vice Presidency. THE SELLER, ARGOSY ENERGY INTERNATIONAL, Avenue 13 (Autopista Norte), No. 122-56, floor 4, Fax No. 6-195460 , Santafe de Bogota, D.C., Attn.: Santiago Gonzalez A., President. All changes of address should be informed in writing, with anticipation, to the
other party.  CLAUSE FIFTEEN:  TAXES AND EXPENSES.   All taxes and expenses that
are caused for entering into and performing this contract and its extentions or modifications will be considered the exclusive duty of THE SELLER. CLAUSE
SIXTEEN: DISAGREEMENTS. A) In the event of disagreements between the parties concerning legal issues related to the interpretation and performance of the contract, that cannot be arranged in an amicable manner, shall be subjected to the knowledge and decision of the jurisdiction branch of Colombian Sovereign Power. B) Any difference in deed or of a technical character that arises between the parties, with motive for the interruption or enforcement of the contract, that cannot be settled in an amicable manner, will be subjected to the decision of experts, named as follows: one for each party and a third designated by mutual agreement by the principal experts named. If the two experts did not agree on the nominated third party, this will be named by petition of any of the parties, by the Board of Directors of the Colombian Society of Engineers that has its headquarters in Santafe de Bogota, D.C. Any difference of an accounting nature that arises between the parties caused by interpretation and performance of the contract that cannot be arranged in an amicable manner, will be subjected to the opinion of experts, who should be certified accountants, designated as follows: one for each party and a third named by the two principal experts. Lacking an agreement between these and on the petition by either of the parties, said third expert will be named by the Central Board of Accountants of Bogota, and lacking this, by the Colombian Society of Engineers. D) Both parties declare that the decision by the experts will have all the effects of a transaction between them and consequently, such a decision will be definite. E) In the event of a disagreement between the parties over technical quality, countable and/or legal, of the controversy, this is considered as legal and the literal will be applied A) from this Clause, that agreed to in the Clause is understood without damaging the special procedures provided in this contract.

As written evidence, duly signed in Santafe de Bogota, D.C., on the Sixteenth day of the month of February of Nineteen Ninety Nine (1999), on safety paper for the original and the copy

EMPRESA COLOMBIANA DE PETROLEOS    ARGOSY ENERGY INTERNATIONAL
          ECOPETROL



LUIS AUGUSTO YEPES G.               SANTIAGO GONZALEZ ANGULO
VP International Trade and Gas        Legal Representative

                                   ANNEX   1


             CALCULATION OF THE ADJUSTMENT FOR QUALITY COMPENSATION


The procedure for quality adjustment will be applied for the deliveries of the preceding month in accordance with the following procedure:

Information required:

+ Regression equation for the calculation of the referenced prices, according to the information supplied at the end of this annex.
+ Volume and quality (API & %wtS) of the shipment (s) of crude from the Tumaco terminal for export.
+ Volume and quality (API & %wtS) of Santana crude delivered to the Santana terminal, as well as the deliveries in the Mary, Miraflor, Toroyaco and Linda fields.
+   Price base of the South Blend crude delivered in Tumaco, that is exported.

Procedure:

1. Calculate the reference price for the South Blend withdrawn in Tumaco and for the Santana crude delivered at the Santana terminal, by using a regression equation according to its respective quality.
2. With the volume of the South Blend oil withdrawn in Tumaco and of the Santana crude delivered at the Santana terminal and the reference prices previously calculated, calculate the amount in US$ of each one.
3. Calculate the fraction of the amount of Santana crude in the South Blend, dividing the US$ for the Santana crude by the US$ of the crude-Blend.
4. Calculate the volume of Santana crude compensated, multiplying the volume of crude Blend withdrawn in Tumaco by the fraction of the cost of the Santana crude.
5. Calculate the compensation factor of the Santana crude, dividing the compensated volume of Santana crude by the Santana crude delivered in the Santana terminal.
6.  Calculate the amount of the compensation as follows:

Amount of the compensation = Base Price * (compensation factor minus 1) The price is the amount of the export of the South Blend oil FOB Tumaco.

Example: All of the information presented as follows, is presented as an example.

Required information:

1.   Regression Equation: Price=Bo+B1*SG+B2*%wtS.

     B2 = - 0.7995          B1 =-3.8822      Bo = 20.1712
     Where:
     Bo = Independent Term
     B1 = Regression coefficient associated with the specific gravity.
     SGR = Specific gravity of the crude.
     B2 = Regression coefficient associated with the percentage in weight of sulphur.
     %wtS = Percentage in  crude sulphur weight.

2.   South Blend crude withdrawn in the Tumaco terminal.

Volume:  400 Net Bls.
Quantity:  28.90 deg. API (0.882 SGR), 0.790 %S
Base Price of crude-Blend delivered in Tumaco:  16.0000 US$/Bl.

3.  Santana crude delivered in Santana terminal.

Volume:  150,000 Bls.
Quality:   26.50 Deg. API (0.896 SGR).

The content of sulphur is obtained using the average of the sulphur content in the crude from the Mary, Miraflor, Linda and Toroyaco fields, weighed by the volume delivered per field, as follows:

       CRUDE               % Weight of  DELIVERED
     (FIELDS)                    S        FIELDS
                                           BLS.
     MARY                      0.579      81.661
     MIRAFLOR                  0.644      13.454
     LINDA                     0.481       3.766
     TOROYACO                  0.527      60.164

     TOTAL DELIVERIES                    159.045

     SULPHUR CONTENT                      0.550

     WEIGHED

Quality of sulphur:  0.550 %S

Note: The sulphur content from the different fields is that supplied by Ecopetrol's Services Management of the Refining and Marketing Vicepresidency, which for this end will be in charge of contracting an independent inspection firm, whose expenses will be cancelled in accordance with Clause Eight of this contract.

Procedure for Calculation:

1.  Replacing the quality of each of the crudes in the regression equation .

CrudeBlend Price=20.1712+(-3.8822)*0.882+(0.7995)*0.790=16.1155 USD/BL.
Santana crude Price=20.1712+(-3.8822)*0.896+(-0.7995)*0.550=16.2530 USD/BL

2.  Amount in US$ of each crude:

Crude Blend=Volume*Price=400.000 Bls*16.1155 USD/BL.=USD 6'446.200.00
Santana crude=Volume*Price=150.000 Bls*16.2530 USD/BL=USD 2'437.950

3.  Fraction of Santana crude volume in crude Blend.

    2'437.950.00/6'446.200.00=0.3782

4.  Volume of the Santana compensated crude

    400.000 Bls.*0.3782=151.280 Bls.

5.  Compensation factor for Santana crude.

    151.280.00 Bls./150.000.00 Bls.=1.0085

6.  Amount of compensation = 16.00 USD/BL.*(1.0085-1)=0.1360 USD/BL.


INFORMATION REGARDING THE REGRESSION EQUATION

For the calculation of the regression equation, the following chart has been drawn up of 14 international crudes. The prices of these crudes correspond to an arithmetical average of their quotations in the three months previous to the quality compensation evaluation. Said information, as much the price as the quality, will be obtained from the monthly report published by Platt's and titled as follows: " PLATT's OILGRAM PRICE REPORT".

The chart of the 14 international crudes is as follows:

                                     Price (USD/Bl.)
CRUDE            API    SGR    %wtS  Month X Year X
FATAH           30.70  0.8724  1.90       21.50
ARAB LIGHT      33.40  0.8581  1.77       22.53
ARAB MEDIUM     28.50  0.8844  2.85       21.55


                                     Price (USD/Bl.)
CRUDE            API    SGR    %wtS  Month X Year X
ARAB HEAVY      27.40  0.8905  2.80       20.79
BRENT BLEND     38.00  0.8348  0.30       24.04
BONNY LIGHT     35.70  0.8463  0.14       24.01
CANO LIMON      29.50  0.8789  0.45       24.45
FORCADOS        31.00  0.8708  0.20       24.06
FLOTTA BLEND    36.00  0.8448  1.20       23.49
ISTHMUS         33.00  0.8602  1.30       23.16
KUWAIT          31.40  0.8686  2.52       21.26
MANDJI          30.50  0.8735  1.10       22.08
MAYA            22.00  0.9218  3.40       19.83
ORIENT          29.50  0.8789  0.90       22.06

The preceding international supply of crudes may be modified by mutual agreement between the parties.

NOTE 1:

When the quality of the crude supplies varies during a month, an average will be taken of the three quality prices corresponding to those same months in which the quotations were taken.

NOTE 2:

When no quotation appears for one of the crude supplies in one month, an average will be taken of the two previous months instead of the three quotations established for the price calculation of that month and will be agreed upon by the parties in writing if the supply is definitely reduced or it will be replaced by whatever other crude in the price calculation for the following month.




This is a fair and accurate English translation of the original document which is in the Colombian language.

                                     /s/ James L. Busby
                                     ------------------
                                     James L. Busby
                                     Secretary and Treasurer
                                     of Aviva Petroleum Inc.